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                     November 22, 2023

       Timothy E. Sullivan
       Chief Financial Officer and Treasurer
       Apellis Pharmaceuticals, Inc.
       100 Fifth Avenue
       Waltham, MA 02451

                                                        Re: Apellis
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            Form 10-Q for the
period ended September 30, 2023
                                                            Filed November 1,
2023
                                                            File No. 001-38276

       Dear Timothy E. Sullivan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences